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                          [DEL MONTE FOODS LETTERHEAD]

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PRESS RELEASES

                                                                    EXHIBIT 99.1


DEL MONTE FOODS COMPANY PRICES OFFERING OF
SENIOR SUBORDINATED NOTES
December 13, 2002

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San Francisco, CA, December 13, 2002 -- Del Monte Foods Company (NYSE: DLM),
through its wholly-owned subsidiary Del Monte Corporation (the "Corporation"), today announced the pricing terms for the offer of its Senior Subordinated Notes due 2012 (the "Notes"). The Notes will bear interest at a rate of 8-5/8% and will be redeemable, in whole or in part, on or after December 15, 2007. In addition, Del Monte may redeem up to 35% of the aggregate principal amount of the Notes prior to December 15, 2005 from the proceeds of an equity offering. The Corporation also announced that the offering will be increased to $450 million of Notes, up from the $300 million announced on December 5, 2002.

The offering of the Notes relates to the previously announced proposed transaction in which Del Monte will acquire the U.S. and Canadian pet food and pet snacks, U.S. tuna and retail private label soup and U.S. infant feeding businesses of H.J. Heinz Company (NYSE: HNZ) through a merger of the Corporation and a spun-off subsidiary of Heinz (the "Merger").

The offering of the Notes is expected to close on December 20, 2002, concurrently with the closing of the Merger and a new $1.245 billion senior secured credit facility, which Del Monte has successfully syndicated in connection with the Merger. The credit facility and the Note offering together will finance the Merger and related transactions. The closing of the Note offering and the Merger are subject to various closing conditions, including the approval of the Merger by Del Monte stockholders at Del Monte's annual meeting to be held on December 19, 2002.

Three hundred million dollars ($300 million) in principal amount of the Notes will be distributed to Heinz as part of the financing relating to the spin-off. Heinz will then transfer such Notes to one of its affiliates. The $300 million in principal amount of the Notes are being sold by the Heinz affiliate in the offering. Del Monte will not receive any of the proceeds from the sale of Notes by the Heinz affiliate.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States, absent registration or an applicable exemption from the Securities Act registration requirements.


CONTACTS: Media Inquiries                     Investor Relations

          Drew Brown/Stephanie                Tom Gibbons
          Sorrentino                          Del Monte Foods
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